Exhibit 99.1

For Immediate Release

May 10, 2006

Remy International, Inc. Announces First Quarter 2006 Results

Anderson, Indiana, May 10, 2006 / PR Newswire / — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today reported its financial results for the three month period ended March 31, 2006.

Net sales for the first quarter increased $70 million to $351.6 million, a 24.9% increase, compared with $281.6 million reported in the corresponding period last year. The increase reflects the full quarter impact of the Unit Parts Company acquisition in March 2005, as well as a 39.4% increase in Powertrain sales and a 22.7% increase in OEM sales.

The Company reported an adjusted EBITDA for the first quarter of $24.0 million, a $3.4 million increase, compared to adjusted EBITDA of $20.6 million in the first quarter 2005. The increase in adjusted EBITDA primarily reflects the sales increases discussed above combined with savings from our cost savings programs undertaken in 2005.

The Company reported an operating income of $15.7 million in the first quarter 2006, compared with operating income of $14.9 million in the first quarter 2005.

Net loss for the first quarter increased $5.2 million to $8.1 million compared with $2.9 million reported in the corresponding period last year.

Net cash used in operating activities for the first quarter ending March 31, 2006 was $8.6 million, compared with cash provided by operating activities of $2.6 million for the corresponding period last year. The cash usage in the first quarter of 2006 includes $7.7 million for previously announced restructuring payments including the UAW settlement reached in January 2006. The Company’s liquidity at March 31, 2006 was approximately $106.4 million, consisting of $86.6 million of availability on its senior credit facility in addition to unrestricted cash of $19.8 million on the consolidated balance sheet.

Future Outlook:

Commenting on the 1st Quarter 2006 results, John H. Weber, President and Chief Executive Officer, stated, “Our results for the quarter were in line with our expectations. We are beginning to realize returns on our cost savings efforts to date and continue to identify additional opportunities. Focus, hard work and execution will enable us to deliver our previously announced full year 2006 targets.”

The Company reaffirms its prior guidance and believes that full year 2006 sales and adjusted EBITDA will be in the ranges of $1,275 to $1,300 million and $90 to $110 million, respectively, with adjusted EBITDA comprised of $60 to $80 million of operating income and about $30 million of depreciation and amortization. The Company expects net cash provided by operating activities for 2006 will be in the range of $10 to $20 million including cash usage for restructuring payments. Capital expenditures for 2006 are expected to be approximately $35 million.

First Quarter Conference Call:

Remy International’s executive management team will host its first quarter conference call on Wednesday, May 10 at 10:00 a.m. Eastern Time to discuss the Company’s performance for the first quarter, the outlook for the remainder of 2006, and other matters. The call may be accessed by dialing 800-762-4717 ten minutes prior to the start of the call. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 828668. A copy of the Company’s First Quarter Conference Call Opening Commentary will be available on the Remy International Website at http://www.remyinc.com under Investor Relations, for approximately 2 weeks.

Use of Non-GAAP Financial Information:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “Adjusted EBITDA” (a Non-GAAP financial measure). Adjusted EBITDA represents operating income (loss), plus depreciation and amortization, restructuring charges (credits) and impairment charges. The Company believes Adjusted EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance and liquidity. Adjusted EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP. For a reconciliation of historical adjusted EBITDA to GAAP financial information, please refer to the table following the accompanying condensed statements of operations.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow under its revolving credit facilities or otherwise, dispositions, acquisitions and integration costs, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, the impact of supply chain cost management initiatives, restructuring risks, enterprise resource planning implementation risks, customs duty claims, litigation uncertainties, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct. Remy International is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations: Kelli Taylor 1-765-778-6669

Remy International Website: http://www.remyinc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months
IN THOUSANDS, For the three months ended March 31,	2006	2005
Net sales	$351,589	$281,568
Cost of goods sold	301,623	236,209

Gross profit	49,966	45,359

Selling, general and administrative expenses	33,355	31,257
Restructuring charges (credits)	945	(799)

Operating income	15,666	14,901
Interest expense	20,491	15,392

Loss from continuing operations before income taxes, minority interest and income from unconsolidated joint ventures	(4,825)	(491)

Income tax expense	2,263	1,350
Minority interest	1,106	1,093
Income from unconsolidated joint ventures	(56)	(83)

Net loss from continuing operations	(8,138)	(2,851)

Discontinued operations:
Loss from discontinued operations, net of tax	(70)	(201)
Gain on disposal of discontinued operations, net of tax	108	155

Net income (loss) from discontinued operations, net of tax	38	(46)

Net loss attributable to common stockholders	$(8,100)	$(2,897)

Adjusted EBITDA:
Operating income	$15,666	$14,901
Depreciation and amortization	7,352	6,534
Restructuring charges (credits)	945	(799)

Adjusted EBITDA	$23,963	$20,636

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	March 31, 2006	December 31 2005
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$21,587	$20,022
Trade accounts receivable, net	207,310	184,818
Inventories	272,034	261,821
Other current assets	31,427	20,492

Total current assets	532,358	487,153

Property, plant and equipment, net	177,486	174,531
Goodwill, net	156,650	156,650
Other assets	51,304	52,841

Total assets	$917,798	$871,175

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$218,173	$194,123
Accrued restructuring	5,881	12,669
Other liabilities and accrued expenses	137,635	124,173
Current maturities of long-term debt	28,305	27,501

Total current liabilities	389,994	358,466

Long-term debt, net of current portion	734,240	714,181
Accrued restructuring	481	481
Other non-current liabilities	88,737	90,800

Minority interest	12,698	11,558

Total stockholders’ deficit	(308,352)	(304,311)

Total liabilities and stockholders’ deficit	$917,798	$871,175

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the three months ended March 31,	2006	2005
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(8,100)	$(2,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Discontinued operations	(38)	46
Depreciation and amortization	7,352	6,534
Non-cash interest expense	1,778	852
Minority interest and loss from unconsolidated joint ventures, net	1,050	1,010
Deferred income taxes	590	(427)
Restructuring charges	945	(799)
Cash payments for restructuring charges	(7,733)	(509)
Changes in accounts receivable, inventory and accounts payable, net	(6,555)	(5,054)
Other, net	2,159	3,811

Net cash (used in) provided by operating activities of continuing operations	(8,552)	2,567

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,101)	(56,014)
Net proceeds on sale of businesses	108	156
Purchases of property, plant and equipment	(6,499)	(10,860)
Investments in joint ventures	—	—

Net cash used in investing activities of continuing operations	(8,492)	(66,718)

Cash Flows from Financing Activities:
Net borrowings under revolving line of credit and other	18,605	25,176

Net cash provided by financing activities of continuing operations	18,605	25,176

Effect of exchange rate changes on cash	239	(252)

Cash flows of discontinued operations	(235)	(233)

Net increase (decrease) in cash and cash equivalents	1,565	(39,460)
Cash and cash equivalents at beginning of year	20,022	62,545

Cash and cash equivalents at end of period	$21,587	$23,085